Exhibit 10.30

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made and entered into this 17“day of November, 2015 (the “Effective Date”) by and between Merit Medical Systems, Inc., a Utah corporation with its principal place of business at 1600 West Merit Parkway, South Jordan, Utah 84095 (“Merit”) and Suneva Medical, Inc., a Delaware corporation with offices at 5780 Pacific Center Blvd., San Diego, CA 92121 (“Customer”). Merit and Customer are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A.	WHEREAS Merit and Customer are manufacturers of medical device products;

B.	WHEREAS Customer desires to purchase certain products from Merit as set forth in this Agreement;

C.	WHEREAS Merit is willing to supply Customer with such products, subject to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby incorporate the above Recitals, which are true and correct, and do agree as follows:

AGREEMENT

Article 1
MANUFACTURE AND SUPPLY

1.1	Products. For purposes of this Agreement, the term “Products” shall mean those products set forth in Exhibit A attached hereto and incorporated herein by this reference. The Products do not meet the definition of a “custom device” according to Section 520(b) of the Food, Drug and Cosmetics Act and the Investigational Device Exemptions regulations 21 CFR part 812, or by Council Directive 93/42/EEC (Medical Device Directive (MOD), Article 1(2)(d)).

1.2	Specifications. Merit shall manufacture and supply the Products in accordance with Merit’s specifications (the “Specifications”). If a Product includes any customizations to Merit’s standard products, the Specifications will include Merit’s Custom Manufactured Part Specification, agreed to by the Parties, which shall include Customer’s labeling and packaging requirements, if any (the “CMS”). The Specifications shall be retained by Merit. In the event Customer requests changes to the Specifications, it shall submit such changes to Merit. Merit shall evaluate such requests, and in the event Merit agrees to incorporate such Customer requested changes, it will provide Customer with a cost and lead time estimate for such change(s).

1.3	Manufacture of Products. The Products will be manufactured in a FDA registered and ISO ce1tified facility in compliance with current Good Manufacturing Practices and all applicable laws, rules and regulations, including any quality systems specified by the FDA for such Products.

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1.4	Packaging and Labeling. Merit agrees to label and package the Products in accordance with the Specifications. Any labeling and packaging specifications provided by Customer will be set forth in the Product CMS, and Customer agrees, at its expense, to provide Merit (in electronic format with all photo-ready artwork needed for packaging and labeling of the Products, all package insert language, and packaging and labeling specifications for any such Products that have custom labeling or packaging, unless Merit agrees otherwise in writing. To the extent the Product Customer represents and warrants that any use by Merit of the Customer trademarks as authorized herein does and will not infringe upon or otherwise violate or misappropriate any third party rights. Any changes that Customer elects to make to the Customer trademarks, or to the Product labeling, packaging, inserts or artwork, shall be submitted by Customer to Merit for review and approval. Once such changes have been agreed to by the Parties, Merit will use commercially reasonable efforts to incorporate such changes as soon as is practicable after Merit receives suitable electronic files for such change. Customer shall be responsible for any labeling, packaging, or inserts that Merit cannot use as a result of any such change request, including all Products bearing such labeling, packaging or inserts. Merit agrees that it will not sell or deliver any Product manufactured, labeled and packaged specifically for Customer to any other party.

Article 2

PURCHASE OF PRODUCTS

2.1	Purchase Orders. Merit agrees to supply Customer with Products in accordance with purchase orders issued by Customer (“Purchase Orders”), subject to the terms and conditions of this Agreement. Merit will provide a written confirmation of each Purchase Order submitted by Customer within three (3) business days of receipt. Merit will use commercially reasonable efforts to fill Customer’s Purchase Orders within the requested delivery dates. In the event Merit becomes aware that it will be unable to fulfill a Purchase Order by the requested delivery date, it will promptly notify Customer of the delay and provide Customer with a revised delivery date.

2.2	Cancellation or Changes. Customer may cancel or change a Purchase Order only with Merit’s prior approval. In the event Customer requests changes to a Purchase Order (for example, changes to the delivery dates) or to the Specifications, and such changes affect the time required for performance of the applicable Purchase Order, Merit may request an equitable adjustment in the price or delivery of the Products, or both. The lead time for any changes to a Purchase Order or to the Specifications shall start from the date the Parties reach mutual approval of such change. In the event of cancellation or change to a Purchase Order, or a change to the Specifications, Customer shall reimburse Merit for all (i) finished Product, (ii)works-in-progress , and (iii) unusable raw materials and components inventory. Merit agrees to use commercially reasonable efforts to reduce raw materials and components inventory, if possible.

2.3	Product Returns. Customer may not return Product at any time, except with Merit’s prior approval. If Merit does grant such prior approval, Customer shall return Product in accordance with Merit’s Product Return Policy in effect at the time of such return. Merit’s current Product Return Policy is attached hereto as Exhibit BAA and incorporated herein by this reference.

Article 3

PRICE, PAYMENT AND DELIVERY TERMS

3.1	Price. Pricing for the Products shall be the prices quoted by Merit and agreed to by Customer, as evidenced by Customer’s issuing Purchase Orders that conform to Merit’s quotations. However, during the Initial Term, prices shall be as set forth in Exhibit A. Additional costs or charges may occur in the event of changes to the Specifications, additional customization to the Products, changes to the Product labeling, packaging and inserts, changes to the Product components, or any expedited or special delivery requests. Merit shall provide Customer with notice of any such additional costs or charges. Unless otherwise explicitly stated in a quotation, pricing is exclusive of shipping charges and any taxes, which are the responsibility of Customer.

3.2	Delivery Terms. Merit shall ship all orders of Product to Customer’s designated location, and delivery shall be Ex Works Merit’s manufacturing facility, Incoterms 2010 (“Delivery”). Title to and risk of loss of each Product shall transfer to Customer upon Delivery.

3.3	Payment Terms. Merit will invoice Customer upon shipment. Customer will pay invoices within thirty (30) days of the invoice date.

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Article 4

TERM AND TERMINATION

4.1	Term. This Agreement will commence on the Effective Date and will continue for an initial period of three (3) years (the “Initial Term”) unless terminated earlier pursuant to this Article 4. Thereafter; the Agreement shall automatically renew for additional one (I) year periods (each a “Renewal Term”) unless terminated earlier pursuant to the terms herein. The Initial Term and any Renewal Term shall collectively constitute the “Term.”

4.2	Termination. This Agreement may be terminated by either Party:

(a)	If the other Party files for protection from its creditors under any applicable bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, or has a receiver appointed for its property;

(b)	If Merit is enjoined, by a court of competent jurisdiction, or any other judicial, administrative or legal authority, from manufacturing or supplying the Products;

(c)	If the other Party materially breaches this Agreement in any way and fails to cure such breach within thirty (30) days of receipt of the non-breaching Party’s written notice thereof;

(d)	If a Force Majeure Event (as defined in Section 9.9) occurs; or

(e)	At any time upon ninety (90) days written notice (the “Notice Period”).

Merit may terminate this Agreement immediately upon the occurrence of a change of control of Customer or of a change of Customer’s key personnel, including, but not limited to, any change of the principals or management, by providing notice to Customer. Customer shall notify Merit within five (5) business days of any such change in control or key personnel. For purposes of this Agreement, a “change of control” means a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Customer; whether through the ownership of voting securities, by contract, or otherwise.

4.3	Obligations Upon Termination. In the event of termination of the Agreement pursuant to Section 4.2(v), Merit will continue to process any open but unfulfilled Purchase Orders that are in existence as of the date of notice of termination. During the Notice Period, Customer may also place new Purchase Orders materially similar in size and scope to Purchase Orders placed by Customer prior to the Notice Period.

4.4	Effect of Termination.. In the event of termination of the Agreement, except for Customer’s payment obligations, neither Party shall be liable to the other Party because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, or cost of replacement products.

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Article 5

LIMITED WARRANTY AND DISCLAIMER

5.1	Limited Warranty and Disclaimer. Merit shall manufacture and package the Products in accordance with the Specifications. Merit warrants that the Products will (i) conform to the Product specification as set forth in the Specifications at the time of delivery to Customer and (ii) will be :free from defects in materials and workmanship under normal use for the shelf life of the Products. Merit’s sole obligation and liability for, and Customer’s exclusive remedy with respect to, any Product which fails to meet such warranty shall be, at Merit’s option, either to repair or replace such Product at no charge to Customer or to issue Customer a credit for any such Product in the amount of the original invoice price. Customer must make claims promptly and provide Merit a reasonable opportunity to investigate and cure the non-conformance or defect. Merit agrees to use commercially reasonable efforts to cure the non-conformance or defect within a reasonable period of time (based on the particular circumstances of such non-conformance or defect) following receipt by Merit of all relevant information to initiate such investigation. The foregoing warranty shall not apply to any Products that have (i) been repaired, refurbished or reprocessed, other than with Merit’s written authorization and by Merit’s approved procedures, (ii) been altered, changed or modified other than by Merit, (iii) been subjected to misuse, abuse, improper maintenance, negligence, or accident (iv) been damaged by excessive physical or electrical stress, (v) had a serial number or any part thereof altered, defaced, or removed, (vi) use of a Product at the instruction of Customer or promoted by Customer (a) outside the approved indications for use as cleared by the relevant competent authority, (b) contrary to the use outlined in the Specifications, or (c) in an application or environment for which such Products were not approved, designed or contemplated. To the extent any specifications, Product design, or any labeling, packaging or package insert instructions have been provided by Customer, Customer bears all responsibility for such specifications, designs, labeling, packaging, and package inserts. Customer agrees that any technical advice furnished by Merit regarding use of any Product is provided without warranty, duty, or compensation of any kind, and Merit assumes no obligation or liability therefor, all such advice being given and accepted strictly “AS IS” and at Customer’s sole risk. THE LIMITED WARRANTY CONTAINED HEREIN IS EXCLUSIVE, AND MERIT MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO CUSTOMER, ITS END-USERS, OR ANY THIRD PARTIES WITH RESPECT TO THE PRODUCTS AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, NON-INFRINGEMENT, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF MERIT IS AWARE OF SUCH PURPOSE.

Article 6

INDEMNIFICATION LIMITATION OF LIABILITY

6.1	Indemnification by Merit. Subject to the terms, conditions and limitations set forth in this Agreement, Merit shall, at its own expense, defend, indemnify and hold Customer harmless from any claims, suits or proceedings brought against Customer, and for costs and expenses associated therewith (including reasonable attorneys’ fees) to the extent that any Product supplied by Merit to Customer in accordance with this Agreement causes death, injury or damage to person or property of any third party, or infringes any valid United States patent issued before the date of sale of the Product to Customer’s end-user. Merit’s obligations contained in this paragraph shall be subject to the conditions that Customer (a) promptly notify Merit in writing of any such claim, suit or proceeding promptly after Customer shall have received notice or obtained knowledge thereof, (b) provide Merit with full cooperation, information and assistance as reasonably requested by Merit in such defense, at Customer’s expense, and (c) allow Merit to control the United States patent, Merit reserves the right, at its option and in lieu of any other obligations or responsibilities under this paragraph, to modify or replace the affected Product to eliminate the alleged infringement, to obtain a license to cure the alleged infringement or to give Customer a refund of the price of the affected Product. Merit shall have no liability under this paragraph to the extent such claim, suit or proceeding is caused by or arises out of: (i) any Customer product; (ii) combination of a Product with any other product not supplied by Merit; (iii) modification of a Product other than by Merit; (iv) Customer’s mishandling of a Product; (v) use of a Product at the instruction of Customer or promoted by Customer outside the approved indications for use as cleared by the relevant competent authority, contrary to the use outlined in the Specifications, or in an application or environment for which such Products were not approved, designed or contemplated; (vi) the negligence, omissions or other misconduct of Customer; (vii) representations and warranties regarding the Products made by Customer or any agent, salesperson, or representative of Customer; or (viii) any designs, specifications, instructions or materials requested or provided by Customer. The foregoing states the entire responsibility of Merit, and the exclusive remedy of Customer, with respect to the alleged infringement or misappropriation of intellectual property or other third party rights by a Product.

6.2	Indemnification by Customer. Customer shall, at its own expense, defend, indemnify and hold harmless Merit from any claims, suits, or proceedings brought against Merit and for costs and expenses associated therewith (including reasonable attorneys’ fees) arising out of, based on, caused by, or relating to: (i) any Customer product; (ii) modification of any Product by Customer; (iii) Customer’s mishandling of any Product; (iv) use of a Product at the instruction of Customer or promoted by Customer outside the approved indications for use as cleared by the relevant competent authority, contrary to the use outlined in the Specifications, or in an application or environment for which such Product was not approved, designed or contemplated; or (v) any design, specification, instruction or materials requested or provided by Customer. No settlement shall be entered into without Merit’s written consent, which shall not be unreasonably withheld.

6.3	LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, MERIT'S SOLE AND EXCLUSIVE LIABILITY FOR ANY BREACH OF THIS AGREEMENT OR ANY OTHER CLAIM(S) RELATING TO THE PRODUCTS SHALL BE LIMITED TO EITHER REPAIR OR REPLACEMENT OF THE DEFECTIVE PRODUCT OR A REFUND OF THE PURCHASE PRICE, AT MERIT'S OPTION. IN NO EVENT SHALL MERIT BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON LOST GOODWILL, LOST RESALE PROFITS, WORK STOPPAGE, PRODUCT FAILURE, IMPAIRMENT OF OTHER PRODUCTS, OR OTHERWISE AND WHETHER ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE, EVEN IF MERIT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Article 7

CONFIDENTIALITY

7. I	Confidential Information. Merit and Customer may have access to each other’s Confidential Information during the Term of this Agreement. For the purposes of this Agreement, “Confidential Information” means any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry made available by either Party (in such case, the “Disclosing Party”) to the other (in such case, the “Receiving Party”) and which the Disclosing Party designates as confidential or may reasonably be understood as confidential, including but not limited to Product information, regulatory documentation (including licenses, permits, and applications, U.S. Food and Drug Administration applications, substantial equivalence determination letters, U.S. pre-market approvals, investigation device exemptions, international registrations, CE dossiers, technical files, and any amendments to the foregoing), existing or contemplated products, designs, inventions, technology, processes, know-how, trade secrets, technical data, engineering, specifications, techniques, methodologies and concepts, and any information related thereto, and information relating to vendors, agreements, customer information, pricing, quality systems, strategic and tactical plans, business plans, sales and marketing plans, testing data, research and development, clinical literature, clinical trial data, communications with physicians, internal or external inspection/audit reports, and corrective action plans. The Receiving Party will maintain Confidential Information in confidence using the same standard of care it uses to maintain its own Confidential Information, but in any case no less than reasonable care, and will not use such information for itself or others except as provided in this Agreement. Such obligation of confidentiality and non-use shall not apply to information which (a) is known to the Receiving Party prior to the disclosure as demonstrated by documentary evidence; (b) is publicly known as of the date of the disclosure; (c) becomes publicly known after the date disclosure through no fault of the Receiving Party; (d) is received by the Receiving party from a third party who has, to the Receiving Party’s knowledge, no obligation of confidentiality to the Disclosing party; or (e) is independently developed by the Receiving party without reference to or use of the Disclosing Party’s Confidential Information, as demonstrated by documentary evidence. The restrictions on disclosure contained in this Section 7.1 shall not apply to any information which is required to be disclosed by a valid court rule or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party in attempting to limit such disclosure and obtain confidential treatment thereof.

7.2	Obligations Upon Termination. Upon termination of this Agreement, each Party shall return to the other all Confidential Information of the other Party within thirty (30) days after notice of termination, except for Confidential Information which is embodied in documents or records that the Receiving Party is required to retain under applicable law and regulation.

7.3	Remedies. The Parties acknowledge that monetary damages may be an inadequate remedy for any breach by a Party of its obligations under this Article 7 and that the non-breaching Party shall be entitled to seek injunctive relief to enforce the breaching Party’s obligations, in addition to any other remedies the non-breaching Party may be entitled to.

Article 8

REGULATORY COMPLIANCE AND QUALITY

8.1	Regulatory Compliance. The Party that is the legal manufacturer, as indicated on any Product labeling, assumes all responsibility for conducting performance testing, attending to Product qualification, obtaining marketing clearance and registrations for the Products, and post-market surveillance responsibilities (complaints, recalls, regulatory assessment of design/material changes to the device, etc.). It is the responsibility of the Party that is the legal manufacturer to compile the necessary technical documentation, including risk management, required to obtain marketing clearance and Product registration. Merit will maintain medical device registration and device listings for the Product, to the extent required by the Specifications. For any Product for which Merit maintains regulatory clearance, it is Customer’s responsibility to ensure that the clinical application of the Product is consistent with the regulatory clearance obtained by Merit, or, when Customer’s clinical application or indications for use differ from Merit’s cleared regulatory application or when Merit does not maintain regulatory clearance for the Products, it is Customer’s responsibility to ensure compliance with all regulatory and other applicable laws, rules, regulations and standards. To the extent Customer reasonably requires Merit’s assistance in fulfilling product registration, regulatory or licensing responsibilities, Customer shall submit a request for assistance to Merit. Merit shall evaluate such requests on a case-by-case basis to determine if it is willing and able to assist Customer with such request. Merit reserves the right to charge Customer for providing such assistance, including but not limited to the development of any technical file(s) specific to the Products or other regulatory materials requested by Customer. Where appropriate, Merit may allow access to applicable regulatory filings lodged by Merit with regulating authorities, including documentation in support of device clearance and registration to the extent reasonably required by Customer to support its product registration, regulatory and licensing responsibilities.

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8.2	Quality. The Parties' quality system and regulatory compliance obligations concerning the Products are as agreed by the Parties in separate· agreements signed by the Patties.

Article 9
MISCELLANEOUS

9.1	Notices. All notices and other communications under this Agreement shall be in writing and delivered by US Mail, or by overnight courier service, and addressed as follows:

If to Merit:	If to Customer:
Merit Medical Systems, Inc.	Suneva Medical, Inc.
1600 West Merit Parkway	5780 Pacific Center Blvd.
South Jordan, Utah 84095	San Diego, CA 92121
Attn: VP OEM
Phone: 801.253.1600

With a copy to “General Counsel” at the same address.

9.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, U.S.A., and all applicable federal laws of the United States of America without reference to conflict or choice of law provisions.

9.3	Regulatory Compliance. Each Party agrees that it will comply with all applicable laws, regulations, rules, requirements and ordinances of any regulatory authority, including but not limited to ISO requirements, the United States Food and Drug Administration (or its territorial equivalent) applicable to the use, re-use, manufacture, sale, distribution, transportation, exportation or importation of Products for its particular· roles and responsibilities hereunder. Customer shall not sell any Products until such Products are fully qualified under all applicable law for sale and use within the applicable territory.

9.4

Export/Import Controls. The Patties agree that each will fully comply with all applicable export laws and regulations of the United States government and any other applicable foreign or domestic governmental authority. Each Party shall comply with all applicable import laws and regulations, including obtaining licenses and other import certifications. Customer shall take appropriate measures to ensure that the Products at·are not diverted or re-exported to destinations or persons of restricted trade as to which the United States government has placed an embargo against the shipment of Products.

9.5	Compliance with Laws. Customer represents and warrants that it shall comply at all times with the requirements of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and any other applicable anti-corruption laws and regulations, as they may be amended from time to time.

9.6	Relationship of Parties. Merit is an independent contractor engaged by Customer to supply the Products. Nothing in this Agreement shall make either Party the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of, or on behalf of, the other Party.

9.7	Assigrnnent. This Agreement is binding upon the Parties and their respective successors and assigns authorized hereunder. Customer may not assign, sublicense or transfer its rights or delegate its obligations under this Agreement, by operation of law or otherwise, without Merit’s prior written consent, which consent shall not be unreasonably withheld. Assigrnnents or delegations prohibited by this Section 9.7 include, without limitation: (a) the voluntary transfer of rights, (b) the transfer of rights by operation of law, (c) the transfer of rights by merger or consolidation, or (d) a change of control.

9.8	Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement of the Patties with respect to the subject matter and supersede all prior discussions, agreements and understandings between the Parties. This Agreement may not be amended or modified except by a written instrument signed by both Parties. Any terms and conditions contained on Customer’s Purchase Order or other documentation that are inconsistent with the terms of this Agreement shall be null and void.

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9.9	Force Majeure. Except for payment of amounts due to Merit for Products already delivered to Customer, neither Patty shall be held liable or responsible to the other Patty or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Patty, including without limitation, acts of God, acts of local, state or national governments or public agencies, acts of public enemies, acts of terrorism, war·, acts of war (whether war be declared or not), acts of civil or military authority, labor disputes, embargoes, rationing, quarantines, blockades, sabotage, earthquakes, fire, flood, epidemics, riots, insurrections, strikes, lockouts or other labor disturbances (each of the preceding events a “Force Majeure Event”). The non-performing Party shall notify the other Patty of such Force Majeure Event within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. In addition, if due to any such cause Merit is unable to produce sufficient Product to meet all demands from customers and internal uses, Merit shall have the right to allocate production among its customers and plants in any manner which Merit may determine to be equitable, without any liability or responsibility to Customer. Notwithstanding the foregoing, the non-performing Patty shall use commercially reasonable efforts to remedy its inability to perform.

9.10	No Conflicts. Each Party represents and warrants to the other Party that this Agreement does not conflict with any other obligations which the Party has under any other agreement, and that each Party has the authority and has obtained all authorizations required to enter into this Agreement.

9.11	Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Patty in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

9.12	If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid 01· unenforceable.

9.13	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be one and the same document.

9.14	Survival. The provisions of Sections 2.3, 4.3, 4.4, 9.1 to 9.9, 9.11 to 9.14, Article 5, Article 6, and Article 7 shall survive the expiration or termination of this Agreement

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IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the Effective Date.

MERIT MEDICAL SYSTEMS, INC.		SUNEVA MEDICAL, INC.

By:	/s/ Michael Blackham	By:	/s/ Stewart M. Brown
Name:	Michael Blackham	Name:	Stewart M. Brown
Title:	V, P, , Global OEM & Coatings	Title:	Vice President Legal Affairs

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EXHIBIT B

MERIT PRODUCT RETURN POLICY

Products Eligible for Return:

Products that are defective, as determined by Merit in its sole discretion, or shipped due to Merit’s processing error may be returned. Merit may also accept the return of standard, unopened, non-tampered, non-reprocessed, non-refurbished, and non-expired products that Merit receives within 90 days from the invoice date of the original shipment order and that Merit determines to be in resalable condition. Obsolete products, discontinued products, or products with less than 6 month expiration dates are not returnable. Due to limited market demand, Merit will not accept the return of any custom products developed solely for customer’s individual needs; special order products, including custom volumes.

Authorization Process and Credit:

Upon review and acceptance of Customer’s return information, Merit will provide the Customer a return goods authorization (RGA) number and return instructions. Returned products must be accompanied by the original order, invoice and packing slip and must include the RGA number on the outside of the box. Upon receipt of the products in good order, Merit may approve the return and credit the Customer’s account subject to a 20% restocking fee. Merit shall provide the Customer with a return freight account code for defective products or products that were shipped due to Merit’s processing error. Non-defective products must be returned within 90 days from invoice date of original shipment. Returns due to product defect, or Merit’s processing error shall not be subject to a restocking fee.

Cancellation of purchase Orders:

Purchase orders may be cancelled for non-custom products within the same business day, provided that the order has not yet been processed. Purchase orders are non-cancellable for custom products and custom volumes once production of the custom product order has been started.

Freight for Returned Products:

All products returned to Merit should be packaged to prevent damage in shipping and insured against damage or loss. Merit assumes no liability for damage to products shipped to Merit. The Customer is responsible for all freight charges and product damage incurred during shipment to and from Merit, except for products shipped due to Merit’s processing error or defective products. Products without Merit authorization will be refused.

Contact Information:

To request return authorization for OEM products purchased in the United States, please contact the OEM Customer Service Department at (800) 637-4839 with return information including: catalog number, lot number, invoice number, invoice date, purchase order number and the reason for return. Additional information may be required.

This Product Return Policy is subject to change by Merit without notice.

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